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EXHIBIT 11

                        GRANITE CONSTRUCTION INCORPORATED
                    COMPUTATION OF NET INCOME PER COMMON AND
                             COMMON EQUIVALENT SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


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                                                    THREE MONTHS ENDED       SIX MONTHS ENDED
                                                          JUNE 30,               JUNE 30,
                                                     1997        1996        1997        1996
-----------------------------------------------------------------------------------------------
Weighted average common shares outstanding          18,134      17,985      18,210      17,941

Computation of incremental outstanding shares:
  Net effect of dilutive stock options based
   on treasury stock method                             52          67          54          76
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Weighted average common shares outstanding,
  as adjusted                                       18,186      18,052      18,264      18,017
==============================================================================================

Net income                                         $ 8,307     $ 9,131     $ 8,550     $ 9,497
==============================================================================================

Net income per common and common
  equivalent share                                 $  0.46     $  0.51     $  0.47     $  0.53
==============================================================================================




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